Plains Exploration & Production Company 700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	Scott D. Winters
Director - Investor Relations
713-579-6190 or 800-934-6083

FOR IMMEDIATE RELEASE

PXP ANNOUNCES IMPROVED 2006 AND 2007 PUT OPTION POSITIONS

AND UPDATED PRODUCTION GUIDANCE

HOUSTON, Texas, September 1, 2005 – Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) announces today that it has raised the strike price from $45 to $55 on its existing 2006 and 2007 NYMEX put options and has acquired additional $55 put options for 2007. PXP now has 50,000 barrels per day (BPD) of $55 NYMEX put options in both 2006 and 2007.

With respect to production guidance, PXP currently estimates that its daily average barrel of oil equivalent (BOEPD) production in the third and fourth quarters of 2005 will be 61,000 – 63,000 and 62,000 – 68,000, respectively. These production estimates incorporate lowered expectations for production at the Rocky Point project following completion of the third well and the effects of shut-in production from Hurricane Katrina. As of August 31 PXP has shut-in 5,400 net BOEPD. Depending upon when PXP returns to full production, lease operating expenses may slightly exceed the current $5.75 per BOE high end of the guidance range. In addition, damage from Hurricane Katrina is expected to cause delays in the drilling and completion of five wells in the third and fourth quarters of 2005. For the full year 2005 PXP estimates that its production will average 64,000 – 66,000 BOEPD. This compares to the low end of previous guidance of 68,000 BOEPD for the full year 2005.

For 2006 PXP estimates that production will range between 70,000 – 80,000 BOEPD. This compares to the previous guidance range of 76,000 – 80,000 BOEPD.

“Guidance for the remainder of 2005 and into 2006 has been adjusted to reflect uncertainty over the timing of bringing our Gulf of Mexico operations fully back to normal and our lowered expectations regarding the Rocky Point project,” commented James C. Flores, PXP’s Chairman, President and Chief Executive Officer. “Our initial optimism for Rocky Point has been tempered

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by the results of the last two wells and we do not believe that it will contribute the volumes that were earlier forecasted. The C-14 well is currently being sidetracked to the top of the structure and we will reevaluate the project as a whole when that is completed in early October. Nevertheless, we are confident in the durability and potential of our asset base as a whole, and are still expecting to see a roughly 8-10% increase in production in 2006.

“We are also announcing a material enhancement to our 2006 and 2007 put option positions. We have taken advantage of the most recent strength in the crude oil markets to raise the strike prices on existing puts from $45 NYMEX WTI to $55, and have acquired additional put options for 2007. This means we now have very attractive downside price protection on 50,000 BPD of production in both 2006 and 2007, with no limit to the upside in 2006 and in 2007 only 22,000 BPD subject to price collars.”

A summary of PXP’s current derivative positions is attached.

PXP will host a conference call at 10:30 a.m. Central time today. Investors wishing to participate may dial 1-800-370-0740 or 1-973-409-9259. The replay will be available through September 15, 2005 and can be accessed by dialing 1-877-519-4471 or 1-973-341-3080, Replay ID: 6443583.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in its core areas of operation: onshore and offshore California, West Texas and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

*	reserve and production estimates,
*	oil and gas prices,
*	the impact of derivative positions,
*	production expense estimates,
*	cash flow estimates,
*	future financial performance,
*	planned capital expenditures, and
*	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the

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SEC, including our Form 10-K for the year ended December 31, 2004, for a discussion of these risks.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

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Plains Exploration & Production Company
Summary of Open Derivative Positions

Period	Commodity	Instrument Type	Daily Volumes	Average Price	Index

Sales of Production

Qualified for Hedge Accounting

2005
July - Dec	Natural gas	Swap	5,000 /MMBtu	$4.40	Waha

Not Qualified for Hedge Accounting

2005
$26.00 Floor-
3rd Qtr	Crude oil	Collar	14,400 /Bbls	$30.03 Ceiling	WTI
$26.00 Floor-
4th Qtr	Crude oil	Collar	14,000 /Bbls	$29.33 Ceiling	WTI
$25.00 Floor-
July - Dec	Crude oil	Collar	22,000 /Bbls	$34.76 Ceiling	WTI

2006
Jan - Dec	Crude oil	Put options	50,000 /Bbls	$55.00 Strike price	WTI

2007
$25.00 Floor-
Jan - Dec	Crude oil	Collar	22,000 /Bbls	$34.76 Ceiling	WTI
Jan - Dec	Crude oil	Put options	50,000 /Bbls	$55.00 Strike price	WTI

2008
$25.00 Floor-
Jan - Dec	Crude oil	Collar	22,000 /Bbls	$34.76 Ceiling	WTI

Purchases of Natural Gas

Qualified for Hedge Accounting

2005
July - Dec	Natural gas	Swap	8,000 /MMBtu	$3.85	Socal

The average price for the put options does not reflect the cost to purchase such options of approximately $5.13/Bbl in 2006 and $6.08/Bbl in 2007.

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